Exhibit 99.1

StepStone Group Completes Acquisition of Greenspring Associates

Transaction Adds More Than $9 Billion in Fee-earning Assets under Management

Combined Firm Has More Than $100 Billion of Assets under Management

NEW YORK, September 20, 2021—StepStone Group Inc. (Nasdaq: STEP), a global private markets investment firm, today announced that it has completed its previously announced acquisition of Greenspring Associates, a leading venture capital and growth equity platform. The transaction adds $9.5 billion of fee-earning assets under management and $18.9 billion of assets under management, as of June 30, 2021.

“We are pleased to complete this acquisition ahead of schedule and are thrilled to integrate the Greenspring team into our organization,” said Scott Hart, StepStone’s Co-CEO. “The addition of Greenspring expands our leadership in private markets solutions, provides added scale in venture capital and growth equity, and offers our clients unprecedented access to the global innovation economy.”

The StepStone platform now features over 70 venture capital and growth equity focused investment professionals working across the United States, Europe and Asia, and manages approximately $24 billion of venture capital and growth equity assets, when measured on a combined basis as of June 30, 2021. StepStone now oversees $109 billion of assets under management, and $375 billion of assets under advisement, on a combined basis as of June 30, 2021.

“We are proud to now be part of StepStone, one of the pre-eminent private markets platforms globally,” said Ashton Newhall, Greenspring’s co-founder. “StepStone’s client-centric focus, entrepreneurial culture and investing philosophy align well with our own. We look forward to collaborating with our new colleagues and continuing to deliver exceptional results.”

About StepStone

StepStone Group Inc. (Nasdaq: STEP) is a global private markets investment firm focused on providing customized investment solutions and advisory and data services to its clients. As of June 30, 2021, StepStone oversaw $484 billion of private markets allocations, including $109 billion of assets under management, measured on a combined basis with Greenspring Associates. StepStone’s clients include some of the world’s largest public and private defined benefit and defined contribution pension funds, sovereign wealth funds and insurance companies, as well as prominent endowments, foundations, family offices and private wealth clients, which include high-net-worth and mass affluent individuals. StepStone partners with its clients to develop and build private markets portfolios designed to meet their specific objectives across the private equity, infrastructure, private debt and real estate asset classes.

Contacts

Shareholder Relations:

shareholders@stepstonegroup.com

212-351-6106

Media:

Brian Ruby / Chris Gillick, ICR

StepStonePR@icrinc.com

203-682-8268